Exhibit 99.1

Management’s Responsibility for Financial Statements

Management is responsible for the preparation of the Company’s consolidated financial statements included in this annual report on Form 10-K.  Management believes that the consolidated financial statements fairly reflect the transactions and the financial statements reasonably present the Company’s financial position and results of operations in conformity with accounting principles generally accepted in the United States of America.

The Board of Directors of the Company has an Audit Committee comprised entirely of outside directors who are independent of management.  The Committee meets periodically with management, the internal auditors and the independent registered public accounting firm to review accounting control, auditing and financial reporting matters.  The Audit Committee is responsible for the appointment of the independent registered public accounting firm and approval of their fees.

The independent registered public accounting firm audits the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  The consolidated financial statements as of December 31, 2009, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting.  Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has performed an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, based on criteria for effective internal control over financial reporting described in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this evaluation, management concluded the Company maintained effective internal control over financial reporting as of December 31, 2009.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is presented in this Annual Report on Form 10-K.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of
Titan International, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Titan International Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule (not presented herein) listed in the index appearing under Item 15(a)(2) of the Company's 2009 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting appearing on page F-1.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
St. Louis, MO
February 25, 2010, except as it relates to the condensed consolidating financial information discussed in Note 31, as to which the date is November 2, 2010

TITAN INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per share data)

	Year ended December 31,
	2009	2008	2007
Net sales	$727,599	$1,036,700	$837,021
Cost of sales	671,634	896,986	752,890
Gross profit	55,965	139,714	84,131
Selling, general and administrative expenses	46,734	53,661	51,449
Research and development expenses	8,850	3,490	1,689
Royalty expense	7,573	9,242	6,155
Noncash goodwill impairment charge	11,702	0	0
Income (loss) from operations	(18,894)	73,321	24,838
Interest expense	(16,246)	(15,122)	(18,710)
Noncash Titan Europe Plc charge	0	(37,698)	0
Noncash convertible debt conversion charge	0	0	(13,376)
Other income	3,138	2,509	3,364
Income (loss) before income taxes	(32,002)	23,010	(3,884)
Income tax provision (benefit)	(7,357)	9,673	3,363
Net income (loss)	$(24,645)	$13,337	$(7,247)
Earnings (loss) per common share:
Basic	$(.71)	$.39	$(.23)
Diluted	(.71)	.38	(.23)
Average common shares and equivalents outstanding:
Basic	34,708	34,410	32,081
Diluted	34,708	34,838	32,081

See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands, except share data)

	December 31,
Assets	2009	2008
Current assets
Cash and cash equivalents	$229,182	$61,658
Accounts receivable (net of allowance of $3,958 and $6,639, respectively)	67,513	126,531
Inventories	110,136	147,306
Deferred income taxes	11,108	12,042
Prepaid and other current assets	27,277	21,662
Total current assets	445,216	369,199

Property, plant and equipment, net	254,461	248,442
Goodwill	0	11,702
Deferred income taxes	7,253	7,256
Other assets	29,533	18,183

Total assets	$736,463	$654,782

Liabilities and Stockholders’ Equity
Current liabilities
Short-term debt	$0	$25,000
Accounts payable	24,246	65,547
Other current liabilities	45,826	46,088
Total current liabilities	70,072	136,635

Long-term debt	366,300	200,000
Other long-term liabilities	38,138	38,959
Total liabilities	474,510	375,594

Commitments and contingencies: Notes 12, 22 and 23

Stockholders’ equity
Common stock (no par, 60,000,000 shares authorized, 37,475,288 issued)	30	30
Additional paid-in capital	299,519	300,024
Retained earnings	16,377	41,726
Treasury stock (at cost, 2,214,347 and 2,443,604 shares, respectively)	(20,274)	(22,332)
Treasury stock reserved for contractual obligations	(5,393)	(5,501)
Accumulated other comprehensive loss	(28,306)	(34,759)
Total stockholders’ equity	261,953	279,188

Total liabilities and stockholders’ equity	$736,463	$654,782

See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(All amounts in thousands, except share data)

	Number of common shares	Common Stock	Additional paid-in capital	Retained earnings	Treasury stock	Treasury stock reserved for contractual obligations	Accumulated other comprehensive income (loss)	Total
Balance January 1, 2007	#24,871,735	$30	$258,071	$36,802	$(96,264)	$0	$(11,462)	$187,177

Comprehensive income (loss):
Net loss				(7,247)				(7,247)
Unrealized loss on investment, net of tax							(20,375)	(20,375)
Pension liability adjustments, net of tax							793	793
Comprehensive loss								(26,829)
Dividends paid on common stock				(543)				(543)
Note conversion	8,221,500		35,240		59,049			94,289
Exercise of stock options	555,663		2,640		3,991			6,631
Issuance of treasury stock for funding contractual obligations on employee contracts	267,500		4,184		1,921			6,105
Issuance of treasury stock for pension plans	250,000		3,536		1,796			5,332
Issuance of treasury stock under 401(k) plan	17,086		237		123			360
Balance December 31, 2007	34,183,484	30	303,908	29,012	(29,384)	0	(31,044)	272,522

Comprehensive income (loss):
Net income				13,337				13,337
Noncash Titan Europe Plc charge							14,249	14,249
Pension liability adjustments, net of tax							(17,964)	(17,964)
Comprehensive income								9,622
Dividends paid on common stock				(623)				(623)
Noncash Titan Europe Plc charge			(10,471)					(10,471)
Cash paid for fractional shares resulting from stock split			(70)					(70)
Exercise of stock options	313,463		5,389		2,278			7,667
Issuance of treasury stock for funding contractual obligations on employee contracts	512,640		898		4,603	(5,501)		0
Issuance of treasury stock under 401(k) plan	22,097		370		171			541
Balance December 31, 2008	35,031,684	30	300,024	41,726	(22,332)	(5,501)	(34,759)	279,188

Comprehensive income (loss):
Net loss				(24,645)				(24,645)
Pension liability adjustments, net of tax							5,538	5,538
Unrealized gain on investment, net of tax							915	915
Comprehensive loss								(18,192)
Dividends paid on common stock				(704)				(704)
Exercise of stock options	170,000		(384)		1,526			1,142
Contractual obligation transactions			(7)			108		101
Issuance of treasury stock under 401(k) plan	59,257		(114)		532			418
Balance December 31, 2009	#35,260,941	$30	$299,519	$16,377	$(20,274)	$(5,393)	$(28,306)	$261,953

See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)

	Year ended December 31,
Cash flows from operating activities:	2009	2008	2007
Net income (loss)	$(24,645)	$13,337	$(7,247)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	34,296	30,368	28,620
Deferred income tax provision	(2,950)	13,987	1,995
Gain on senior note repurchase	(1,398)	0	0
Noncash goodwill impairment charge	11,702	0	0
Noncash Titan Europe Plc charge	0	24,504	0
Noncash convertible debt conversion charge	0	0	13,376
Excess tax benefit from stock options exercised	0	(4,131)	0
Issuance of treasury stock under 401(k) plan	418	541	360
(Increase) decrease in assets:
Accounts receivable	59,018	(28,137)	(24,512)
Inventories	37,170	(19,258)	26,556
Prepaid and other current assets	(5,615)	(3,823)	(1,738)
Other assets	(2,031)	575	(1,566)
Increase (decrease) in liabilities:
Accounts payable	(41,301)	21,555	18,108
Other current liabilities	(462)	6,393	16,668
Other liabilities	8,111	(4,741)	5,373
Net cash provided by operating activities	72,313	51,170	75,993

Cash flows from investing activities:
Capital expenditures	(39,537)	(79,953)	(38,048)
Acquisition of shares of Titan Europe Plc	(2,399)	0	0
Acquisition of off-the-road (OTR) assets	0	0	(8,900)
Other	1,042	104	532
Net cash used for investing activities	(40,894)	(79,849)	(46,416)

Cash flows from financing activities:
Proceeds from borrowings	172,500	0	0
Repurchase of senior notes	(4,726)	0	0
Payment on debt	0	0	(10,164)
Proceeds (payment) on revolving credit facility, net	(25,000)	25,000	0
Proceeds from exercise of stock options	1,142	3,536	6,631
Excess tax benefit from stock options exercised	0	4,131	0
Payment of financing fees	(7,107)	(70)	(625)
Dividends paid	(704)	(585)	(506)
Net cash provided by (used for) financing activities	136,105	32,012	(4,664)

Net increase in cash and cash equivalents	167,524	3,333	24,913
Cash and cash equivalents, beginning of year	61,658	58,325	33,412
Cash and cash equivalents, end of year	$229,182	$61,658	$58,325

See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Business
Titan International, Inc. and its subsidiaries (Titan or the Company) are leading manufacturers of wheels, tires and assemblies for off-highway vehicles used in the agricultural, earthmoving/construction and consumer markets.  Titan’s earthmoving/construction market also includes products supplied to the U.S. military and other government entities, while the consumer market includes all-terrain vehicles (ATVs) and recreational/utility trailer applications.  Titan manufactures both wheels and tires for the majority of these market applications, allowing the Company to provide the value-added service of delivering complete wheel and tire assemblies.  The Company offers a broad range of products that are manufactured in relatively short production runs to meet the specifications of original equipment manufacturers (OEMs) and/or the requirements of aftermarket customers.

Principles of consolidation
The consolidated financial statements include the accounts of the Company and its wholly- and majority-owned subsidiaries.  Investments of less than 20% of publicly traded entities are carried at fair value in accordance with Accounting Standards Codification (ASC) 320 Investments – Debt and Equity Securities.  The Company has considered the applicable guidance in ASC 323 Investments – Equity Method and Joint Ventures and has concluded that the Company’s 22.9% investment in Titan Europe Plc should be accounted for as an available-for-sale security and recorded at fair value in accordance with ASC 320 Investments – Debt and Equity Securities.  The Company has determined after considering the facts and circumstances relating to the investment that the equity method of accounting is not appropriate as the Company does not have significant influence over Titan Europe Plc.  All significant intercompany accounts and transactions have been eliminated.

Stock split
In June 2008, Titan’s Board of Directors approved a five-for-four stock split. Titan executed a five-for-four stock split that became effective August 15, 2008, for stockholders of record on July 31, 2008.  The Company gave five shares for every four shares held as of the record date.  Stockholders received one additional share for every four shares owned as of the record date and received cash in lieu of fractional shares.  All share and per share data, except shares authorized, have been adjusted to reflect the effect of the stock split for all periods presented.

Inventories
Inventories are valued at the lower of cost or market.  Cost is determined using the first-in, first-out (FIFO) method in 2009 for approximately 74% of inventories and the last-in, first-out (LIFO) method for approximately 26% of inventories.  The major rubber material inventory and related work-in-process and their finished goods are accounted for under the FIFO method.  The major steel material inventory and related work-in-process and their finished goods are accounted for under the LIFO method.  Market value is estimated based on current selling prices.  Estimated provisions are established for excess and obsolete inventory, as well as inventory carried above market price based on historical experience.

Deferred financing costs
Deferred financing costs are costs incurred in connection with the Company’s revolving credit facility, senior unsecured notes and convertible senior subordinated notes. The costs associated with the revolving credit facility are being amortized over the remaining term of the facility.  The costs associated with the senior unsecured notes are amortized straight line over five years, the term of the notes.  The costs associated with the convertible senior subordinated notes are amortized straight line over seven years, the term of the notes.  Amortization of deferred financing costs for the debt facilities approximates the effective interest rate method.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fixed assets
Property, plant and equipment have been recorded at cost.  Depreciation is provided using the straight-line method over the following estimated useful lives of the related assets:
Years

Building and improvements	25
Machinery and equipment	10
Tools, dies and molds	5

Maintenance and repairs are expensed as incurred.  When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are eliminated, and any gain or loss on disposition is included in the accompanying consolidated statements of operations.

Interest is capitalized on fixed asset projects which are constructed over a period of time.  The amount of interest capitalized is determined by applying a weighted average interest rate to the average amount of accumulated expenditures for the asset during the period.  The interest rate used is based on the rates applicable to borrowings outstanding during the period.

Fair value of financial instruments
The Company records all financial instruments, including cash and cash equivalents, accounts receivable, notes receivable, accounts payable, other accruals and notes payable at cost, which approximates fair value.  Investments in marketable equity securities are recorded at fair value.  The senior unsecured notes and convertible senior subordinated notes are the only significant financial instruments of the Company with a fair value different from the recorded value.  At December 31, 2009, the fair value of the senior unsecured 8% notes due January 2012, based on market prices obtained through independent pricing sources, was approximately $190.9 million, compared to a carrying value of $193.8 million.   At December 31, 2009, the fair value of the convertible senior subordinated 5.625% notes due January 2017, based on market prices obtained through independent pricing sources, was approximately $182.9 million, compared to a carrying value of $172.5 million.

Available-for-sale securities
The Company has an investment in Titan Europe Plc that was valued at $6.5 million as of December 31, 2009, representing a 22.9% ownership position, at that time.  Titan Europe Plc is publicly traded on the AIM market in London, England.  The investment in Titan Europe Plc is included as a component of other assets on the Consolidated Balance Sheets.  The Company has considered the applicable guidance in ASC 323 Investments – Equity Method and Joint Ventures and has concluded that the Company’s investment in Titan Europe Plc should continue to be accounted for as an available-for-sale security and recorded at fair value in accordance with ASC 320 Investments – Debt and Equity Securities as the Company does not have significant influence over Titan Europe Plc.  In accordance with ASC 320,  the Company records the Titan Europe Plc investment as an available-for-sale security and reports this investment at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity.  Should the fair value decline below the cost basis, the Company would be required to determine if this decline is other than temporary.  If the decline in fair value were judged to be other than temporary, an impairment charge would be recorded.  Declared dividends on this investment are recorded in income as a component of other income.  See Note 6 for additional information.

Impairment of fixed assets
The Company reviews fixed assets to assess recoverability from future operations whenever events and circumstances indicate that the carrying values may not be recoverable.  Impairment losses are recognized in operating results when expected undiscounted future cash flows are less than the carrying value of the asset.  Impairment losses are measured as the excess of the carrying value of the asset over the discounted expected future cash flows or the estimated fair value of the asset.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign currency translation
The financial statements of the Company’s foreign subsidiaries are translated to United States currency in accordance with ASC 830 Foreign Currency Matters.  Assets and liabilities are translated to United States dollars at period-end exchange rates.  Income and expense items are translated at average rates of exchange prevailing during the period.  Translation adjustments are included in “Accumulated other comprehensive loss” in stockholders’ equity.  As of December 2009, the Company’s investment in Titan Europe Plc was classified as available-for-sale securities and this investment is included as a component of other assets on the Consolidated Balance Sheets.  Gains and losses that result from foreign currency transactions are included in the accompanying consolidated statements of operations.

Impairment of goodwill
The Company reviews goodwill for impairment during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable.  In the fourth quarter of 2009, the Company recorded a noncash charge for the impairment of goodwill of $11.7 million on both a pre-tax and after-tax basis.  The charge was associated with the reporting units of the Company’s agricultural ($6.9 million), earthmoving/construction ($3.6 million), and consumer ($1.2 million) segments.  The Company had no remaining goodwill after the impairment.  See Note 8 for additional information.

Revenue recognition
The Company records sales revenue when products are shipped to customers and both title and the risks and rewards of ownership are transferred.  Provisions are established for sales returns and uncollectible accounts based on historical experience.  Should trends change, adjustments would be necessary to the estimated provisions.

Cost of sales
Cost of sales is comprised primarily of direct materials and supplies consumed in the manufacturing of the Company’s products, as well as manufacturing labor, depreciation expense and overhead expense necessary to acquire and convert the purchased materials and supplies into a finished product.  Cost of sales also includes all purchasing, receiving, inspection, internal transfers, and related distribution costs.

Selling, general and administrative expense
Selling, general and administrative (SG&A) expense is comprised primarily of sales commissions, marketing expense, selling and administrative wages, information system costs, legal fees, bank charges, audit fees, research and development, depreciation and amortization expense on non-manufacturing assets, and other administrative items.

Research and development expense
Research and development (R&D) expenses are expensed as incurred.  R&D costs were $8.9 million, $3.5 million and $1.7 million for the years of 2009, 2008 and 2007, respectively.  The additional R&D costs recorded during the past two years primarily related to the Giant OTR products.

Advertising
Advertising expenses are included in SG&A expense and are expensed as incurred.  Advertising costs were approximately $2 million for each of the years ended December 31, 2009, 2008 and 2007.

Warranty costs
The Company provides limited warranties on workmanship on its products in all market segments.  The provision for estimated warranty costs is made in the period when such costs become probable and is based on past warranty experience.  See Note 10 for additional information.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income taxes
Deferred income tax provisions are determined using the liability method whereby deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and income tax basis of assets and liabilities.  The Company assesses the realizability of its deferred tax asset positions to determine if a valuation allowance is necessary.

Earnings per share
Basic earnings per share (EPS) is computed by dividing consolidated net earnings by the weighted average number of common shares outstanding.  Diluted EPS is computed by dividing adjusted consolidated net earnings by the sum of the weighted average number of common shares outstanding and the weighted average number of potential common shares outstanding.  Potential common shares consist of outstanding options under the Company’s stock option plans and the conversion of the Company’s senior unsecured convertible notes.

Cash equivalents
The Company considers short-term debt securities with an original maturity of three months or less to be cash equivalents.

Interest paid
The Company paid $16.7 million, $16.6 million and $10.2 million for interest in 2009, 2008 and 2007, respectively.

Income taxes paid
Titan paid $0.4 million, $8.0 million and $2.4 million for income taxes in 2009, 2008 and 2007, respectively.

Global market risk
The Company manufactures and sells products and purchases goods in the United States and foreign countries.  The Company is potentially subject to foreign currency exchange risk relating to receipts from customers and payments to suppliers in foreign currencies.  As a result, the Company’s financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which the Company conducts business.  Gains and losses arising from the settlement of foreign currency transactions are charged to the Consolidated Statement of Operations for the related period.  Translation adjustments arising from the translation of foreign subsidiary financial statements are recorded in accumulated other comprehensive income in stockholders’ equity in the accompanying consolidated balance sheets.

Environmental liabilities
Environmental expenditures that relate to current operations are expensed or capitalized as appropriate.  Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue are expensed.  Liabilities are recorded when environmental assessments and/or remedial efforts are probable and can be reasonably estimated.

Stock-based compensation
At December 31, 2009, the Company has two stock-based compensation plans, which are described in Note 21.  The Company granted no stock options in 2009, 2008 or 2007.

Reclassification
Certain amounts from prior years have been reclassified to conform to the current year’s presentation.

Use of estimates
The policies utilized by the Company in the preparation of the financial statements conform to accounting principles generally accepted in the United States of America and require management to make estimates, assumptions and judgments that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual amounts could differ from these estimates and assumptions.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently issued accounting standards

Accounting Guidance on Business Combinations
In January 2009, the Company adopted revised accounting guidance on business combinations.  This guidance requires an acquirer to recognize assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired.  The adoption of this guidance had no material effect on the Company’s financial position, results of operations or cash flows.

Accounting Guidance on Interim Disclosures about Fair Value of Financial Instruments
In April 2009, the Financial Accounting Standards Board (FASB) issued accounting guidance on interim disclosures about fair value of financial instruments.  This guidance amends previous guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.  This guidance also amends previous guidance to require disclosures in summarized financial information at interim reporting periods.  This guidance was effective for interim reporting periods ending after June 15, 2009.  The adoption of this guidance had no material effect on the Company’s financial position, results of operations or cash flows.

Accounting Guidance on Subsequent Events
In June 2009, the Company adopted accounting guidance on subsequent events.  The objective of this guidance was to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.  This guidance was effective for interim periods ending after June 15, 2009.  The adoption of this guidance had no material effect on the Company’s financial position, results of operations or cash flows.

Accounting Guidance on Accounting Standards Codification and Generally Accepted Accounting Principles
In June 2009, FASB issued accounting guidance on the FASB Accounting Standards Codification (Codification) and the hierarchy of GAAP.  This guidance establishes the Codification as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants.  This guidance was effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The adoption of this guidance had no material effect on the Company’s financial position, results of operations or cash flows.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2009 and 2008, consisted of the following (amounts in thousands):
	2009	2008
Accounts receivable	$71,471	$133,170
Allowance for doubtful accounts	(3,958)	(6,639)
Accounts receivable, net	$67,513	$126,531

The Company had net accounts receivable of $67.5 million and $126.5 million at December 31, 2009 and 2008, respectively.  These amounts are net of allowance for doubtful accounts of $4.0 million and $6.6 million for the years ended 2009 and 2008, respectively.

3.	INVENTORIES

Inventories at December 31, 2009 and 2008, consisted of the following (amounts in thousands):
	2009	2008
Raw material	$44,336	$73,927
Work-in-process	21,378	26,820
Finished goods	46,067	56,488
	111,781	157,235
Adjustment to LIFO basis	(1,645)	(9,929)
	$110,136	$147,306

The Company had inventories of $110.1 million and $147.3 million at December 31, 2009 and 2008, respectively.  Included in the above inventory balances at year-end 2009 and 2008 are reserves for slow-moving and obsolete inventory of $2.3 million and $3.8 million, respectively.  The LIFO reduction changed primarily as a result of fluctuations within the composition of LIFO inventory layers in association with the major inventory reduction.

4.	PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets at December 31, 2009 and 2008, consisted of the following (amounts in thousands):
	2009	2008
Prepaid supplies	$14,019	$12,436
Prepaid income taxes	3,514	3,141
Other	9,744	6,085
	$27,277	$21,662

The Company had prepaid and other current assets of $27.3 million and $21.7 million at December 31, 2009 and 2008, respectively.  The major component consisted primarily of prepaid supplies, which were $14.0 million and $12.4 million at December 31, 2009 and 2008, respectively.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 2009 and 2008, consisted of the following (amounts in thousands):
	2009	2008
Land and improvements	$2,993	$3,343
Buildings and improvements	97,238	99,650
Machinery and equipment	359,244	318,327
Tools, dies and molds	77,926	62,856
Construction-in-process	16,383	37,536
	553,784	521,712
Less accumulated depreciation	(299,323)	(273,270)
	$254,461	$248,442

The Company had property, plant and equipment of $254.5 million and $248.4 million at December 31, 2009 and 2008, respectively.  Depreciation related to property, plant and equipment for the years 2009, 2008 and 2007 totaled $31.7 million, $27.5 million, and $26.1 million, respectively.

6.	INVESTMENT IN TITAN EUROPE

Investment in Titan Europe Plc at December 31, 2009 and 2008, consisted of the following (amounts in thousands):
	2009	2008
Investment in Titan Europe Plc	$6,456	$2,649

Titan Europe Plc is publicly traded on the AIM market in London, England.  During the first quarter of 2009, the Company purchased $2.4 million of additional shares in Titan Europe Plc, thereby increasing its investment from 17.2% to a 22.9% ownership percentage.  The Company has considered the applicable guidance in ASC 323 Investments – Equity Method and Joint Ventures and has concluded that the Company’s investment in Titan Europe Plc should continue to be accounted for as an available-for-sale security and recorded at fair value in accordance with ASC 320 Investments – Debt and Equity Securities as the Company does not have significant influence over Titan Europe Plc.  The investment in Titan Europe Plc is included as a component of other assets on the Consolidated Balance Sheets.  Titan’s cost basis in Titan Europe is $5.0 million.  Titan’s other comprehensive income includes a gain on the Titan Europe investment of $0.9 million, which is net of tax of $0.5 million.  The increased value in the Titan Europe Plc investment at December 31, 2009, was due to a higher publicly quoted Titan Europe Plc market price and additional purchased shares.

7.	OTHER ASSETS

Other assets at December 31, 2009 and 2008, consisted of the following (amounts in thousands):
	2009	2008
Deferred financing	$9,084	$3,260
Investment in Titan Europe Plc	6,456	2,649
Contractual obligations	5,869	4,426
Other	8,124	7,848
	$29,533	$18,183

Other assets were $29.5 million and $18.2 million at December 31, 2009 and 2008, respectively.  The higher balance in other assets primarily related to deferred financing, which increased to $9.1 million at December 31, 2009, from $3.3 million at December 31, 2008.  The deferred financing increase was due to approximately $6 million of deferred financing related to the December 2009 convertible note offering.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	GOODWILL

The changes in the carrying amount of goodwill by reporting units for the year ended December 31, 2009, were as follows (amounts in thousands):
	Agricultural Segment	Earthmoving/ Construction Segment	Consumer Segment	Total
Balance at January 1, 2008	$6,912	$3,552	$1,238	$11,702
Additions/disposals	0	0	0	0
Balance at December 31, 2008	6,912	3,552	1,238	11,702
Noncash goodwill impairment charge	(6,912)	(3,552)	(1,238)	(11,702)
Balance at December 31, 2009	$0	$0	$0	$0

The Company reviews goodwill for impairment during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable.  The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the reporting unit to which the goodwill relates and using an earnings before interest, taxes, depreciation, and amortization (EBITDA) multiple approach.  In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends and economic conditions.  When the Company’s estimated fair value of the reporting unit is less than the carrying value, a second step of the impairment analysis is performed.  In this second step, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities.  If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment loss.

In the fourth quarter of 2009, the Company recorded a noncash charge for the impairment of goodwill of $11.7 million on both a pre-tax and million after-tax basis.  The charge was associated with the reporting units of the Company’s agricultural ($6.9 million), earthmoving/construction ($3.6 million), and consumer ($1.2 million) segments.  The Company performed a fourth quarter 2009 goodwill assessment using a discounted cash flow model that employed a 12.25% discount rate and 2.5% terminal growth rate assumption and an EBITDA multiple approach.

The key factors contributing to the goodwill impairment were:  (i) depressed sales levels, which began to accelerate during the third quarter of 2009, continued in the fourth quarter resulting from reduced demand for the Company’s products across the board, a consequence of the worldwide recession and global economic crisis, (ii) many of the Company’s major customers implemented additional shutdowns during the fourth quarter of 2009, Titan in turn extended shutdowns at its production facilities to manage the lower demand, (iii) operating losses which began in the third quarter, continued into the fourth quarter associated with lower product demand, (iv) decline in the reporting units’ forecasted financial performance as a result of ongoing weak economic conditions, and (v) in December 2009, in association with Titan’s convertible note issuance, the rating agencies of Moody’s Investor Service and Standard and Poor’s Rating Services issued a revised outlook on the Company’s future performance to negative from stable.

Significant assumptions relating to future operations must be made when estimating future cash flows in analyzing goodwill for impairment.  Assumptions utilized in analyzing goodwill are highly judgmental, especially given the worldwide recession and global economic crisis.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	OTHER CURRENT LIABILITIES

Other current liabilities at December 31, 2009 and 2008,  consisted of the following (amounts in thousands):
	2009	2008
Warranty	$9,169	$7,488
Wages and commissions	8,384	11,765
Accrued interest	7,656	7,554
Insurance	5,958	6,161
Utilities	2,289	3,103
Other	12,370	10,017
	$45,826	$46,088

Other current liabilities were $45.8 million and $46.1 million at December 31, 2009 and 2008, respectively.  Reductions in wages and commissions of approximately $3 million and utilities of approximately $1 million were offset by increases of approximately $4 million in the other line items described in the table above.

10.	WARRANTY COSTS

Changes in the warranty liability consisted of the following (amounts in thousands):
	2009	2008
Warranty liability, January 1	$7,488	$5,854
Provision for warranty liabilities	18,629	13,567
Warranty payments made	(16,948)	(11,933)
Warranty liability, December 31	$9,169	$7,488

The Company provides limited warranties on workmanship on its products in all market segments.  The majority of the Company’s products have a limited warranty that ranges from zero to ten years with certain products being prorated after the first year.  The Company calculates a provision for warranty expense based on past warranty experience.  Warranty accruals are included as a component of other current liabilities on the Consolidated Balance Sheets.

11.	OTHER LONG-TERM LIABILITIES

Other long-term liabilities at December 31, 2009 and 2008, consisted of the following (amounts in thousands):
	2009	2008
Accrued pension liabilities	$25,091	$29,291
Accrued employment liabilities	9,481	7,218
Other	3,566	2,450
	$38,138	$38,959

Other long-term liabilities were $38.1 million and $39.0 million at December 31, 2009 and 2008, respectively.   The reduction in other long-term liabilities related to accrued pension liabilities, which decreased approximately $4 million at December 31, 2009, from year-end 2008.  This reduction was partially offset by increases of approximately $2 million in accrued employment liabilities and approximately $1 million in the other line item.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

Long-term debt at December 31, 2009 and 2008, consisted of the following (amounts in thousands):
	2009	2008
Senior unsecured 8% notes due 2012	$193,800	$200,000
Convertible senior subordinated 5.625% notes due 2017	172,500	0
Revolving credit facility	0	25,000
	366,300	225,000
Less amounts due within one year	0	25,000
	$366,300	$200,000

Aggregate maturities of long-term debt are as follows (amounts in thousands):
2010	$0
2011	0
2012	193,800
2013	0
2014	0
Thereafter	172,500
$366,300

Senior unsecured 8% notes due 2012
The Company’s senior unsecured 8% notes are due January 2012.  In the first quarter of 2009, the Company repurchased $6.2 million of principal value of senior notes for approximately $4.8 million resulting in a $1.4 million gain on the note repurchases.  The senior notes outstanding balance was $193.8 million at December 31, 2009.

Convertible senior subordinated 5.625% notes due 2017
The Company’s convertible senior subordinated 5.625% notes (Notes) are due January 2017.   The initial base conversion rate for the Notes is 93.0016 shares of Titan common stock per $1,000 principal amount of Notes, equivalent to an initial base conversion price of approximately $10.75 per share of Titan common stock.  If the price of Titan common stock at the time of determination exceeds the base conversion price, the base conversion rate will be increased by an additional number of shares (up to 9.3002 shares of Titan common stock per $1,000 principal amount of Notes) as determined pursuant to a formula described in the indenture.  The base conversion rate will be subject to adjustment in certain events.

Revolving credit facility
The Company’s $150 million revolving credit facility (credit facility) with agent Bank of America, N.A. has a January 2012 termination date and is collateralized by a first priority security interest in certain assets of Titan and its domestic subsidiaries.  At December 31, 2009, there were no borrowings under the credit facility.  During 2009, the borrowings under the credit facility bore an approximate 3¼% interest rate.

On January 30, 2009, Titan International, Inc. amended and restated its credit facility with Bank of America, N.A.  The amendment included a multi-year extension that extended the credit facility termination date to January 2012 from the previous October 2009 date.  The amendment created an accordion feature within the credit facility that set the initial loan availability at $150 million with the ability to request increases up to a maximum availability of $250 million.

The credit facility contains certain financial covenants, restrictions and other customary affirmative and negative covenants.  In connection with the convertible senior subordinated note offering, Titan agreed to add an additional mutually agreeable covenant to the Company’s revolving credit facility.  Titan is in compliance with these covenants and restrictions as of December 31, 2009.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) consisted of the following (amounts in thousands):
	Currency Translation Adjustments	Unrealized Gain (Loss) on Investments	Unrecognized Losses and Prior Service Cost	Total
Balance at January 1, 2008	$(1,183)	$(14,249)	$(15,612)	$(31,044)
Noncash Titan Europe Plc charge	0	14,249	0	14,249
Defined benefit pension plan entries:
Unrecognized prior service cost, net of tax of $52	0	0	85	85
Unrecognized net loss, net of tax of $11,041	0	0	(18,014)	(18,014)
Unrecognized deferred tax liability, net of tax of $21	0	0	(35)	(35)
Balance at December 31, 2008	(1,183)	0	(33,576)	(34,759)
Unrealized gain on investment, net of tax of $493	0	915	0	915
Defined benefit pension plan entries:
Unrecognized prior service cost, net of tax of $51	0	0	85	85
Unrecognized net gain, net of tax of $3,364	0	0	5,488	5,488
Unrecognized deferred tax liability, net of tax of $21	0	0	(35)	(35)
Balance at December 31, 2009	$(1,183)	$915	$(28,038)	$(28,306)

14.	STOCKHOLDERS’ EQUITY

The Company is authorized by the Board of Directors to repurchase up to 2.5 million common shares subject to debt agreement covenants.  The Company repurchased no Titan common shares in 2009, 2008, or 2007.  The Company has no plans at this time to repurchase any Titan common stock.  Titan paid cash dividends of $.02 per share of common stock for 2009, $.018 per share of common stock for 2008 and $.016 per share for common stock for 2007.  Dividends paid totaled $0.7 million, $0.6 million and $0.5 million for 2009, 2008 and 2007, respectively.

15.	FAIR VALUE MEASUREMENTS

The adoption of guidance in ASC 820 Fair Value Measurements for nonfinancial assets and nonfinancial liabilities, effective January 1, 2009, did not have a material impact on Titan’s consolidated financial position, results of operations or cash flows.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers are defined as:

Level 1 – Quoted prices in active markets for identical instruments;

Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3 – Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Assets and liabilities measured at fair value on a recurring basis consisted of the following (amounts in thousands):

	December 31, 2009			December 31, 2008
	Total	Level 1	Levels 2&3	Total	Level 1	Levels 2&3
Investment in Titan Europe Plc	$6,456	$6,456	$0	$2,649	$2,649	$0
Investments for contractual obligations	5,869	5,869	0	4,426	4,426	0
Total	$12,325	$12,325	$0	$7,075	$7,075	$0

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.	ROYALTY EXPENSE

Royalty expense consisted of the following (amounts in thousands):
	2009	2008	2007
Royalty expense	$7,573	$9,242	$6,155

The Company has a license agreement with The Goodyear Tire & Rubber Company to manufacture and sell certain off-highway tires in North America under the Goodyear name.  Royalty expenses recorded for the years ended December 31, 2009, 2008 and 2007, were $7.6 million, $9.2 million and $6.2 million, respectively.

17.	NONCASH CONVERTIBLE DEBT CONVERSION CHARGE

Noncash convertible debt conversion charge consisted of the following (amounts in thousands):
	2009	2008	2007
Noncash convertible debt charge	$0	$0	$13,376

In January 2007, the Company filed a registration statement relating to an offer to the holders of its 5.25% senior unsecured convertible notes due 2009 to convert their notes into Titan’s common stock at an increased conversion rate (Offer).  Per the Offer, each $1,000 principal amount of notes was convertible into 81.0000 shares of common stock, which is equivalent to a conversion price of approximately $12.35 per share.

In March 2007, the Company announced 100% acceptance of the conversion offer and the $81.2 million of accepted notes were converted into 6,577,200 shares of Titan common stock.  The Company recognized a noncash charge of $13.4 million in connection with this exchange in accordance with ASC 470-20 Debt – Debt with Conversion and Other Options.

18.	OTHER INCOME, NET

Other income consisted of the following (amounts in thousands):
	2009	2008	2007
Gain on senior note repurchases	$1,398	$0	$0
Investment gain (loss) related to contractual obligations	1,343	(1,852)	172
Interest income	211	1,352	2,717
Dividend income – Titan Europe Plc	0	1,711	1,768
Other income (expense)	186	1,298	(1,293)
	$3,138	$2,509	$3,364

Other income recorded for the years ended December 31, 2009, 2008 and 2007, was $3.1 million, $2.5 million and $3.4 million, respectively.  The other income items are described in the table above.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.	INCOME TAXES

Income (loss) before income taxes, consisted of the following (amounts in thousands):
	2009	2008	2007
Domestic	$(31,863)	$21,727	$(6,306)
Foreign	(139)	1,283	2,422
	$(32,002)	$23,010	$(3,884)

The income tax provision (benefit) was as follows (amounts in thousands):
	2009	2008	2007
Current
Federal	$(3,526)	$7,814	$562
State	160	34	547
Foreign	(1,041)	1,031	1,574
	(4,407)	8,879	2,683
Deferred
Federal	(2,721)	811	2,725
State	(229)	(17)	408
Foreign	0	0	(2,453)
	(2,950)	794	680
Income tax provision (benefit)	$(7,357)	$9,673	$3,363

The income tax provision differs from the amount of income tax determined by applying the statutory U.S. federal income tax rate to pre-tax income (loss) as a result of the following:
	2009	2008	2007
Statutory U.S. federal tax rate	35.0%	35.0%	35.0%
Nondeductible goodwill impairment	(12.8)	0.0	0.0
Nondeductible debt conversion charge	0.0	0.0	(120.6)
Irish capital gains tax	0.0	0.0	29.3
Repatriation of foreign earnings	0.0	1.9	(29.2)
Foreign taxes, net	1.6	(1.9)	18.8
State taxes, net	(0.1)	4.8	(16.0)
Other, net	(0.7)	2.2	(3.9)
Effective tax rate	23.0%	42.0%	(86.6)%

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities at December 31, 2009 and 2008, are as follows (amounts in thousands):
	2009	2008
Deferred tax assets:
Unrealized loss on investments	$13,401	$13,954
Net operating loss carryforwards	13,481	2,004
Pension	9,789	11,130
Employee benefits and related costs	4,821	4,044
Warranty	3,533	2,862
Allowance for bad debts	1,963	2,523
Inventory	968	1,970
EPA reserve	858	1,121
Other	3,894	4,636
Deferred tax assets	52,708	44,244

Deferred tax liabilities:
Fixed assets	(34,347)	(24,946)
Deferred tax liabilities	(34,347)	(24,946)

Net deferred tax asset	$18,361	$19,298

The Company recorded an income tax benefit of $(7.4) million for the year ended December 31, 2009, and income tax expense of $9.7 million and $3.4 million for the years ended December 31, 2008 and 2007, respectively.  The Company’s income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of the $11.7 million noncash goodwill impairment charge.  This noncash goodwill charge is not deductible for income tax purposes.  The Company’s Federal net operating loss carryforward of approximately $30 million expires in 2029.  In addition, the Company has various state net operating loss carryforwards which are subject to expiration from 2019 to 2029.

The Company has applied the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes”, for the year ended December 31, 2009.  No adjustment was made to retained earnings in adopting FIN 48 in 2007 and at this time the Company does not expect any significant increases or decreases to its unrecognized tax benefits within 12 months of this reporting date.  Titan has identified its federal tax return and its Illinois state tax return as “major” tax jurisdictions.  The Company is subject to (i) federal tax examinations for periods 2006 to 2009 and (ii) Illinois state income tax examinations for years 2006 to 2009.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.	EMPLOYEE BENEFIT PLANS

Pension plans

The Company has a frozen defined benefit pension plan covering certain employees of Titan Tire Corporation (Titan Tire) and has a frozen defined benefit pension plan covering certain employees of Titan Tire Corporation of Bryan (Bryan).  The Company also has a frozen contributory defined benefit pension plan covering certain former eligible bargaining employees of its Walcott, Iowa, facility (Walcott).  Additionally, the Company maintains a contributory defined benefit plan that covered former eligible bargaining employees of Dico, Inc (Dico).  This Dico plan purchased a final annuity settlement contract in October 2002.  The Company’s policy is to fund pension costs as required by law, which is consistent with the funding requirements of federal laws and regulations.

The Company’s defined benefit plans have been aggregated in the following table.  Included in the December 31, 2009, presentation are the Titan Tire, Bryan and Walcott plans which have a projected benefit obligation of $93.7 million, exceeding the fair value of plan assets of $68.6 million at December 31, 2009.  Included in the December 31, 2008, presentation are the Titan Tire, Bryan and Walcott plans which have a projected benefit obligation of $90.5 million, exceeding the fair value of plan assets of $61.3 million at December 31, 2008.

The projected benefit obligation and the accumulated benefit obligation are the same amount since the Plans are frozen and there are no future compensation levels to factor into the obligations.  The Company absolved itself from the liabilities associated with the Dico plan with the purchase of a final annuity settlement contract in October 2002.  Therefore, the plan no longer maintains a projected or accumulated benefit obligation.  The fair value of the Dico plan assets was $0.5 million at December 31, 2009, 2008 and 2007.

The following table provides the change in benefit obligation, change in plan assets, funded status and amounts recognized in the consolidated balance sheet of the defined benefit pension plans as of December 31, 2009 and 2008 (amounts in thousands):

Change in benefit obligation:	2009	2008
Benefit obligation at beginning of year	$90,545	$95,362
Interest cost	5,456	5,295
Actuarial (gain) loss	4,657	(3,507)
Benefits paid	(6,950)	(6,605)
Benefit obligation at end of year	$93,708	$90,545

Change in plan assets:
Fair value of plan assets at beginning of year	$61,796	$94,499
Actual return on plan assets	14,145	(26,323)
Employer contributions	169	225
Benefits paid	(6,950)	(6,605)
Fair value of plan assets at end of year	$69,160	$61,796

Unfunded status at end of year	$(24,548)	$(28,749)

Amounts recognized in consolidated balance sheet:
Noncurrent assets	$543	$542
Noncurrent liabilities	(25,091)	(29,291)
Net amount recognized in the consolidated balance sheet	$(24,548)	$(28,749)

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amounts recognized in accumulated other comprehensive loss:
	2009	2008
Unrecognized prior service cost	$(1,301)	$(1,438)
Unrecognized net loss	(44,034)	(52,886)
Deferred tax effect of unrecognized items	17,297	20,748
Net amount recognized in accumulated other comprehensive loss	$(28,038)	$(33,576)

The weighted-average assumptions used in the actuarial computation that derived the benefit obligations at December 31 were as follows:	2009	2008

Discount rate	5.75%	6.25%
Expected long-term return on plan assets	7.50%	8.50%

The following table provides the components of net periodic pension cost for the plans, settlement cost and the assumptions used in the measurement of the Company’s benefit obligation for the years ended December 31, 2009, 2008 and 2007 (amounts in thousands):

Components of net periodic benefit cost and other amounts recognized in other comprehensive income
Net periodic benefit cost:	2009	2008	2007
Interest cost	$5,456	$5,295	$4,109
Assumed return on assets	(4,939)	(7,828)	(5,561)
Amortization of unrecognized prior service cost	137	137	137
Amortization of unrecognized deferred taxes	(56)	(56)	(56)
Amortization of net unrecognized loss	4,303	1,588	1,593

Net periodic pension (income) cost	$4,901	$(864)	$222

The estimated net loss, prior service cost, and deferred taxes that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $3.6 million, $0.1 million and $(0.1) million, respectively.

The weighted-average assumptions used in the actuarial computation that derived net periodic pension cost for the years ended December 31, 2009, 2008 and 2007 were as follows:

	2009	2008	2007

Discount rate	6.25%	5.75%	5.75%
Expected long-term return on plan assets	8.50%	8.50%	8.50%

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The allocation of the fair value of plan assets was as follows:
	Percentage of Plan Assets at December 31,		Target Allocation
Asset Category	2009	2008	2010

U.S. equities (a)	61%	53%	40% - 80%
Fixed income	26%	34%	20% - 50%
Cash and cash equivalents	4%	8%	0% - 20%
International equities (a)	9%	5%	0% - 16%
	100%	100%

(a)	Total equities may not exceed 80% of total plan assets.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers are defined as:

Level 1 – Quoted prices in active markets for identical instruments;

Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3 – Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The fair value of the plan assets by asset categories was as follows (amounts in thousands):
	Fair Value Measurements as of December 31, 2009
	Total	Level 1	Level 2	Level 3
Money market funds	$3,067	$3,067	$0	$0
Domestic common stock	28,761	28,761	0	0
Foreign common stock	2,887	2,887	0	0
Corporate bonds	4,722	4,722	0	0
Foreign bonds	275	275	0	0
U.S. government securities	1,658	1,658	0	0
Mortgaged-backed securities	97	0	97	0
Mutual funds	1,024	1,024	0	0
Common / collective trusts	26,669	0	26,669	0
Totals	$69,160	$42,394	$26,766	$0

The Company invests in a diversified portfolio consisting of an array of asset classes in an attempt to maximize returns while minimizing risk.  These asset classes include U.S. equities, fixed income, cash and cash equivalents, and international equities.  The investment objectives are to provide for the growth and preservation of plan assets on a long-term basis through investments in: (i) investment grade securities that provide investment returns that meet or exceed the Standard & Poor’s 500 Index and (ii) investment grade fixed income securities that provide investment returns that meet or exceed the Barclays Capital Aggregate Bond Index.  The U.S. equities asset category included the Company’s common stock in the amount of $1.5 million (approximately two percent of total plan assets) at both December 31, 2009 and 2008 year end.

The long-term rate of return for plan assets is determined using a weighted-average of long-term historical approximate returns on cash and cash equivalents, fixed income securities, and equity securities considering the anticipated investment allocation within the plans.  The expected return on plan assets is anticipated to be 7.5% over the long-term.  This rate assumes long-term historical returns of approximately 9% for equities and approximately 6% for fixed income securities using the plans’ target allocation percentages.  Professional investment firms, none of which are Titan employees, manage the plan assets.

Although the 2010 minimum pension funding calculations are not finalized, the Company estimates those funding requirements will be approximately $3 million.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Projected benefit payments from the plans as of December 31, 2009, are estimated as follows (amounts in thousands):

2010	$6,544
2011	6,611
2012	6,699
2013	6,878
2014	6,980
2015-2019	36,057

401(k)
The Company sponsors four 401(k) retirement savings plans.  One plan is for the benefit of substantially all employees who are not covered by a collective bargaining arrangement.  Titan provides a 25% matching contribution in the form of the Company’s common stock on the first 6% of the employee’s contribution in this plan.  The Company issued 59,257 shares, 22,097 shares and 17,086 shares of treasury stock in connection with this 401(k) plan during 2009, 2008 and 2007, respectively.  Expenses to the Company related to this common stock matching contribution were $0.4 million, $0.6 million and $0.4 million for 2009, 2008 and 2007.

The other three 401(k) plans are for employees covered by collective bargaining arrangements at (i) Titan Tire Corporation; (ii) Titan Tire Corporation of Freeport; and (iii) Titan Tire Corporation of Bryan.  These three plans do not include a Company matching contribution.  Employees are fully vested with respect to their contributions.

21.	STOCK OPTION PLANS

The Company accounts for stock options using ASC 718 Compensation – Stock Compensation.  No stock-based compensation expense was recorded during 2009, 2008, or 2007.  The Company granted no stock options during 2009, 2008 or 2007.  All previously granted stock options were fully vested before January 1, 2007.

Non-Employee Director Stock Option Plan
The Company adopted the 1994 Non-Employee Director Stock Option Plan (the Director Plan) to provide for grants of stock options as a means of attracting and retaining qualified independent directors for the Company.  There will be no additional issuance of stock options under this plan as it has expired.  Options previously granted are fully vested and expire 10 years from the grant date of the option.

2005 Equity Incentive Plan
The Company adopted the 2005 Equity Incentive Plan to provide stock options as a means of attracting and retaining qualified independent directors and employees for the Company.  A total of 1.2 million shares are available for future issuance under the equity incentive plan.  The exercise price of stock options may not be less than the fair market value of the common stock on the date of the grant.  The vesting and term of each option is set by the Board of Directors.  In 2009, 2008 and 2007 no stock options were granted under this equity incentive plan.

Stock options outstanding and exercisable as of December 31, 2009, were as follows:
		Options Outstanding		Options Exercisable
	Weighted Average	Number of	Weighted Average	Number of	Weighted Average
Price Range	Contractual Life	Options	Exercise Price	Options	Exercise Price
$3.63 - $5.35	1.2 years	112,500	$4.45	112,500	$4.45
$10.68 - $13.74	5.7 years	278,036	$12.20	278,036	$12.20

		390,536	$9.96	390,536	$9.96

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of activity in the stock option plans for 2007, 2008 and 2009:
	Shares Subject to Option	Weighted- Average Exercise Price

Outstanding, January 1, 2007	1,437,575	$10.63

Granted	0	-	(a)
Exercised	(555,663)	11.94
Canceled/Expired	(7,913)	10.50

Outstanding, December 31, 2007	873,999	9.81

Granted	0	-	(a)
Exercised	(313,463)	11.29
Canceled/Expired	0	-

Outstanding, December 31, 2008	560,536	8.98

Granted	0	-	(a)
Exercised	(170,000)	6.72
Canceled/Expired	0	-

Outstanding, December 31, 2009	390,536	$9.96

(a)	The Company granted no stock options during 2007, 2008 or 2009.

The total intrinsic value of stock options exercised in 2007 was $5.2 million.  Cash received from the exercise of options was $6.6 million for 2007.  There was no tax benefit realized for the tax deductions from stock options exercised for 2007.

The total intrinsic value of options exercised in 2008 was $5.1 million.  Cash received from the exercise of stock options was $3.5 million for 2008.  The tax benefit realized for the tax deductions from stock options exercised was $4.1 million for 2008.

The total intrinsic value of options exercised in 2009 was $0.2 million.  Cash received from the exercise of stock options was $1.1 million for 2009.  There was no tax benefit realized for the tax deductions from stock options exercised for 2009.

The Company currently uses treasury shares to satisfy any stock option exercises.  At December 31, 2009, the Company had 2.2 million shares of treasury stock.

22.	LITIGATION

The Company is a party to routine legal proceedings arising out of the normal course of business.  Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss, the Company believes at this time that none of these actions, individually or in the aggregate, will have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.  However, due to the difficult nature of predicting unresolved and future legal claims, the Company cannot anticipate or predict the material adverse effect on its consolidated financial condition, results of operations or cash flows as a result of efforts to comply with or its liabilities pertaining to legal judgments.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.	LEASE COMMITMENTS

The Company leases certain buildings and equipment under operating leases.  Certain lease agreements provide for renewal options, fair value purchase options, and payment of property taxes, maintenance and insurance by the Company.  Total rental expense was $2.5 million, $2.9 million and $3.0 million for the years ended December 31, 2009, 2008 and 2007, respectively.

At December 31, 2009, future minimum rental commitments under noncancellable operating leases with initial or remaining terms in excess of one year are as follows (amounts in thousands):
2010	$1,495
2011	733
2012	64
2013	13
Thereafter	0
Total future minimum lease payments	$2,305

24.	CONCENTRATION OF CREDIT RISK

Net sales to Deere & Company in Titan’s agricultural, earthmoving/construction and consumer markets represented 24% of the Company’s consolidated revenues for the year ended December 31, 2009, 22% of the Company’s consolidated revenues for the year ended December 31, 2008, and 17% of the Company’s consolidated revenues for the year ended December 31, 2007.  Net sales to CNH Global N.V. in Titan’s three markets represented 13% of the Company’s consolidated revenues for the year ended December 31, 2009, 12% of the Company’s consolidated revenues for the year ended December 31, 2008, and 11% of the Company’s consolidated revenues for the year ended December 31, 2007.  No other customer accounted for more than 10% of Titan’s net sales in 2009, 2008 or 2007.

25.	RELATED PARTY TRANSACTIONS

The Company sells products and pays commissions to companies controlled by persons related to the chief executive officer of the Company.  The related party is Mr. Fred Taylor and is Mr. Maurice Taylor’s brother.  The companies which Mr. Fred Taylor is associated with that do business with Titan include the following:  Blackstone OTR, LLC; FBT Enterprises; OTR Wheel Engineering; and Wheel & Rim Supply, Inc.  During 2009, 2008 and 2007, sales of Titan product to these companies were approximately $1.0 million, $6.2 million and $5.1 million, respectively.  Titan had trade receivables due from these companies of approximately $0.1 million at December 31, 2009, and approximately $0.2 million at December 31, 2008.  On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $1.3 million, $2.0 million and $1.8 million during 2009, 2008 and 2007, respectively.  These sales and commissions were made in the ordinary course of business and were made on terms no less favorable to Titan than comparable sales and commissions to unaffiliated third parties.

26.	SEGMENT AND GEOGRAPHICAL INFORMATION

The Company has aggregated its operating units into reportable segments based on its three customer markets: agricultural, earthmoving/construction and consumer.  These segments are based on the information used by the chief executive officer to make certain operating decisions, allocate portions of capital expenditures and assess segment performance.  The accounting policies of the segments are the same as those described in Note 1, “Description of Business and Significant Accounting Policies.”  Segment external revenues, expenses and income from operations are determined on the basis of the results of operations of operating units of manufacturing facilities.  Segment assets are generally determined on the basis of the tangible assets located at such operating units’ manufacturing facilities and the intangible assets associated with the acquisitions of such operating units.  However, certain operating units’ goodwill and property, plant and equipment balances are carried at the corporate level.

Titan is organized primarily on the basis of products being included in three marketing segments, with each reportable segment including wheels, tires and wheel/tire assemblies.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below presents information about certain revenues and expenses, income (loss) from operations and segment assets used by the chief operating decision maker of the Company as of and for the years ended December 31, 2009, 2008 and 2007 (amounts in thousands):
	2009	2008	2007
Revenues from external customers
Agricultural	$563,528	$729,895	$515,642
Earthmoving/construction	144,589	281,008	277,206
Consumer	19,482	25,797	44,173
	$727,599	$1,036,700	$837,021
Gross profit (loss)
Agricultural	$51,955	$89,782	$35,742
Earthmoving/construction	3,595	46,047	47,848
Consumer	1,604	3,938	3,431
Unallocated corporate	(1,189)	(53)	(2,890)
	$55,965	$139,714	$84,131
Income (loss) from operations
Agricultural	$26,980	$74,241	$25,324
Earthmoving/construction	(7,999)	38,422	40,833
Consumer	(206)	3,303	2,546
Unallocated corporate	(37,669)	(42,645)	(43,865)
Consolidated income (loss) from operations	(18,894)	73,321	24,838
Interest expense	(16,246)	(15,122)	(18,710)
Noncash Titan Europe Plc charge	0	(37,698)	0
Noncash convertible debt conversion charge	0	0	(13,376)
Other income, net	3,138	2,509	3,364
Income (loss) before income taxes	$(32,002)	$23,010	$(3,884)

Capital expenditures
Agricultural	$8,461	$10,946	$11,267
Earthmoving/construction	29,593	67,203	22,950
Consumer	254	406	1,654
Unallocated corporate	1,229	1,398	2,177
	$39,537	$79,953	$38,048
Depreciation & amortization
Agricultural	$17,531	$16,004	$14,255
Earthmoving/construction	12,836	10,831	10,330
Consumer	535	594	1,320
Unallocated corporate	3,394	2,939	2,715
	$34,296	$30,368	$28,620
Total assets
Agricultural	$257,523	$360,030	$257,005
Earthmoving/construction	188,169	188,486	176,144
Consumer	8,305	9,401	22,515
Unallocated corporate (a)	282,466	96,865	134,831
	$736,463	$654,782	$590,495

(a)  Unallocated assets include cash of approximately $229 million, $61 million, and $58 million at year-end 2009, 2008 and 2007, respectively.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below presents information by geographic area.  Revenues from external customers were determined based on the location of the selling subsidiary.  Geographic information as of and for the years ended December 31, 2009, 2008 and 2007 was as follows (amounts in thousands):
2009	(a) United States	(b) Other Countries	(c) Consolidated (d) Totals
Revenues from external customers	$727,599	$0	$727,599
Long-lived assets	254,461	0	254,461

2008
Revenues from external customers	$1,036,700	$0	$1,036,700
Long-lived assets	260,144	0	260,144

2007
Revenues from external customers	$837,021	$0	$837,021
Long-lived assets	207,780	0	207,780

27.	SUBSEQUENT EVENTS

Special Meeting of Stockholders (Definitive proxy filed January 29, 2010)

A Special Meeting of Stockholders (Special Meeting) of Titan International, Inc. is to be held on March 4, 2010, at 10:00 a.m. Central Time, at the Holiday Inn, 4821 Oak Street, Quincy, IL 62305, to consider and act upon the following matters:

1)	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 shares to 120,000,000 shares; and

2)	To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

The Company’s board of directors has fixed the “record date” to be the close of business on January 15, 2010.  Only those stockholders whose names appear of record at the Company’s close of business on January 15, 2010, as holders of record of the Company common stock, are entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

28.	EARNINGS PER SHARE

Earnings per share for 2009, 2008 and 2007, are (amounts in thousands, except share and per share data):
2009	Net income (loss)	Weighted- average shares	Per share amount
Basic and diluted loss per share (a)	$(24,645)	34,707,891	$(.71)

2008
Basic earnings per share	$13,337	34,409,754	$.39
Effect of stock options/trusts	0	428,474
Diluted earnings per share	$13,337	34,838,228	$.38

2007
Basic and diluted loss per share (b)	$(7,247)	32,081,268	$(.23)

(a)
The effect of stock options/trusts has been excluded as they were anti-dilutive.  The weighted-average share amount excluded for stock options/trusts totaled 559,110 shares.  The effect of convertible notes has not been included as they were anti-dilutive.  The weighted-average share amount excluded for convertible notes totaled 483,481 shares.

(b)
The effect of stock options has been excluded as they were anti-dilutive.  The weighted-average share amount excluded for stock options totaled 555,162 shares.  The effect of convertible notes has not been included as they were anti-dilutive.  The weighted-average share amount excluded for convertible notes totaled 1,627,296 shares.

29.	SUPPLEMENTARY DATA – QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(All amounts in thousands, except per share data)
Quarter ended	March 31	June 30	September 30	December 31		Year ended December 31

2009
Net sales	$232,604	$206,983	$141,496	$146,516		$727,599
Gross profit (loss)	30,063	29,746	(3,030)	(814)		55,965
Net income (loss)	7,041	5,910	(11,113)	(26,483)	(b)	(24,645)
Per share amounts:
Basic	.20	.17	(.32)	(.76)	(b)	(.71)
Diluted	.20	.17	(.32)	(.76)	(b)	(.71)

2008
Net sales	$253,525	$269,114	$255,463	$258,598		$1,036,700
Gross profit	32,344	41,946	37,423	28,001		139,714
Net income (loss)	8,134	13,306	10,303	(18,406)	(c)	13,337
Per share amounts: (a)
Basic	.24	.39	.30	(.53)	(c)	.39
Diluted	.23	.38	.30	(.53)	(c)	.38

(a)	As a result of changes in outstanding share balances, year-end per share amounts do not agree to the sum of the quarters.
Adjusted to reflect the five-for-four stock split that took place in 2008.

(b)	Noncash goodwill impairment charge of $11.7 million was included in the quarter ended December 31, 2009.

(c)	Noncash Titan Europe Plc charge of $24.5 million, net of tax, was included in the quarter ended December 31, 2008.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

30.	SUBSIDIARY GUARANTOR FINANCIAL INFORMATION

The Company’s 8% senior unsecured notes and 5.625% convertible senior subordinated notes are guaranteed by each of Titan’s current and future wholly owned domestic subsidiaries other than its immaterial subsidiaries (subsidiaries with total assets less than $250,000 and total revenues less than $250,000.) The note guarantees are full and unconditional, joint and several obligations of the guarantors. Non-guarantors consist primarily of foreign subsidiaries of the Company, which are organized outside the United States of America. The following condensed consolidating financial statements are presented using the equity method of accounting.

	Consolidating Condensed Statements of Operations
(Amounts in thousands)
	Year Ended December 31, 2009
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$0	$727,599	$0	$0	$727,599
Cost of sales	(6)	671,640	0	0	671,634
Gross profit (loss)	6	55,959	0	0	55,965
Selling, general and administrative expenses	16,549	30,093	92	0	46,734
Research and development expenses	67	8,783	0	0	8,850
Royalty expense	0	7,573	0	0	7,573
Noncash goodwill impairment charge	0	11,702	0	0	11,702
Loss from operations	(16,610)	(2,192)	(92)	0	(18,894)
Interest expense	(16,246)	0	0	0	(16,246)
Other income	2,850	288	0	0	3,138
Loss before income taxes	(30,006)	(1,904)	(92)	0	(32,002)
Income tax provision (benefit)	(6,897)	(439)	(21)	0	(7,357)
Equity in earnings of subsidiaries	(1,536)	0	0	1,536	0
Net income (loss)	$(24,645)	$(1,465)	$(71)	$1,536	$(24,645)

	Year Ended December 31, 2008
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$0	$1,036,700	$0	$0	$1,036,700
Cost of sales	(922)	897,908	0	0	896,986
Gross profit	922	138,792	0	0	139,714
Selling, general and administrative expenses	20,332	33,251	78	0	53,661
Research and development expenses	17	3,473	0	0	3,490
Royalty expense	0	9,242	0	0	9,242
Income (loss) from operations	(19,427)	92,826	(78)	0	73,321
Interest expense	(15,122)	0	0	0	(15,122)
Noncash Titan Europe Plc charge	(37,698)	0	0	0	(37,698)
Other income (expense)	832	(33)	1,710	0	2,509
Income (loss) before income taxes	(71,415)	92,793	1,632	0	23,010
Income tax provision (benefit)	(30,024)	39,011	686	0	9,673
Equity in earnings of subsidiaries	54,728	0	0	(54,728)	0
Net income	$13,337	$53,782	$946	$(54,728)	$13,337

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Consolidating Condensed Statements of Operations
(Amounts in thousands)
	Year Ended December 31, 2007
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$0	$837,021	$0	$0	$837,021
Cost of sales	1,905	750,985	0	0	752,890
Gross profit (loss)	(1,905)	86,036	0	0	84,131
Selling, general and administrative expenses	19,555	31,692	202	0	51,449
Research and development	17	1,672	0	0	1,689
Royalty expense	0	6,155	0	0	6,155
Income (loss) from operations	(21,477)	46,517	(202)	0	24,838
Interest expense	(18,707)	(3)	0	0	(18,710)
Intercompany interest income (expense)	11,472	(12,324)	852	0	0
Noncash convertible debt conversion charge	(13,376)	0	0	0	(13,376)
Other income (expense)	1,925	(333)	1,772	0	3,364
Income (loss) before income taxes	(40,163)	33,857	2,422	0	(3,884)
Income tax provision (benefit)	(10,423)	12,866	920	0	3,363
Equity in earnings of subsidiaries	22,493	0	0	(22,493)	0
Net income (loss)	$(7,247)	$20,991	$1,502	$(22,493)	$(7,247)

	Consolidating Condensed Balance Sheets
(Amounts in thousands)
	December 31, 2009
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$229,004	$11	$167	$0	$229,182
Accounts receivable	(201)	67,714	0	0	67,513
Inventories	0	110,136	0	0	110,136
Prepaid and other current assets	19,857	18,528	0	0	38,385
Total current assets	248,660	196,389	167	0	445,216
Property, plant and equipment, net	7,602	246,859	0	0	254,461
Investment in subsidiaries	10,748	0	0	(10,748)	0
Other assets	23,870	6,460	6,456	0	36,786
Total assets	$290,880	$449,708	$6,623	$(10,748)	$736,463

Liabilities and Stockholders’ Equity
Accounts payable	$1,086	$23,160	$0	$0	$24,246
Other current liabilities	8,288	37,538	0	0	45,826
Total current liabilities	9,374	60,698	0	0	70,072
Long-term debt	366,300	0	0	0	366,300
Other long-term liabilities	5,574	32,564	0	0	38,138
Intercompany accounts	(352,321)	377,281	(24,960)	0	0
Stockholders’ equity	261,953	(20,835)	31,583	(10,748)	261,953
Total liabilities and stockholders’ equity	$290,880	$449,708	$6,623	$(10,748)	$736,463

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Consolidating Condensed Balance Sheets
(Amounts in thousands)
	December 31, 2008
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$59,011	$60	$2,587	$0	$61,658
Accounts receivable	(127)	126,658	0	0	126,531
Inventories	0	147,306	0	0	147,306
Prepaid and other current assets	17,117	16,573	14	0	33,704
Total current assets	76,001	290,597	2,601	0	369,199
Property, plant and equipment, net	6,160	242,282	0	0	248,442
Investment in subsidiaries	31,474	0	0	(31,474)	0
Other assets	15,842	18,650	2,649	0	37,141
Total assets	$129,477	$551,529	$5,250	$(31,474)	$654,782

Liabilities and Stockholders’ Equity
Short-term debt	$25,000	$0	$0	$0	$25,000
Accounts payable	3,106	62,441	0	0	65,547
Other current liabilities	10,548	34,540	1,000	0	46,088
Total current liabilities	38,654	96,981	1,000	0	136,635
Long-term debt	200,000	0	0	0	200,000
Other long-term liabilities	3,943	35,016	0	0	38,959
Intercompany accounts	(392,308)	419,738	(27,430)	0	0
Stockholders’ equity	279,188	(206)	31,680	(31,474)	279,188
Total liabilities and stockholders’ equity	$129,477	$551,529	$5,250	$(31,474)	$654,782

	Consolidating Condensed Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31, 2009
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by operating activities	$36,592	$35,742	$(21)	$72,313

Cash flows from investing activities:
Capital expenditures	(2,704)	(36,833)	0	(39,537)
Acquisition of shares of Titan Europe Plc	0	0	(2,399)	(2,399)
Other, net	0	1,042	0	1,042
Net cash used for investing activities	(2,704)	(35,791)	(2,399)	(40,894)

Cash flows from financing activities:
Proceeds from borrowings	172,500	0	0	172,500
Repurchase of senior notes	(4,726)	0	0	(4,726)
Payment on debt	(25,000)	0	0	(25,000)
Proceeds from exercise of stock options	1,142	0	0	1,142
Payment of financing fees	(7,107)	0	0	(7,107)
Other, net	(704)	0	0	(704)
Net cash provided by financing activities	136,105	0	0	136,105

Net increase (decrease) in cash and cash equivalents	169,993	(49)	(2,420)	167,524
Cash and cash equivalents, beginning of period	59,011	60	2,587	61,658
Cash and cash equivalents, end of period	$229,004	$11	$167	$229,182

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Consolidating Condensed Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31, 2008
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by (used for) operating activities	$(25,759)	$75,319	$1,610	$51,170

Cash flows from investing activities:
Capital expenditures	(4,534)	(75,419)	0	(79,953)
Other, net	7	97	0	104
Net cash used for investing activities	(4,527)	(75,322)	0	(79,849)

Cash flows from financing activities:
Proceeds on revolving credit facility	25,000	0	0	25,000
Proceeds from exercise of stock options	3,536	0	0	3,536
Excess tax benefit from stock options exercised	4,131	0	0	4,131
Other, net	(655)	0	0	(655)
Net cash provided by financing activities	32,012	0	0	32,012

Net increase (decrease) in cash and cash equivalents	1,726	(3)	1,610	3,333
Cash and cash equivalents, beginning of year	57,285	63	977	58,325
Cash and cash equivalents, end of year	$59,011	$60	$2,587	$61,658

	Year Ended December 31, 2007
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by operating activities	$38,364	$36,775	$854	$75,993

Cash flows from investing activities:
Capital expenditures	(1,402)	(36,646)	0	(38,048)
Acquisition off-the-road (OTR) assets	(8,900)	0	0	(8,900)
Asset disposals	3	529	0	532
Net cash used for investing activities	(10,299)	(36,117)	0	(46,416)

Cash flows from financing activities:
Payment of debt	(9,500)	(664)	0	(10,164)
Proceeds from exercise of stock options	6,631	0	0	6,631
Other, net	(1,131)	0	0	(1,131)
Net cash used for financing activities	(4,000)	(664)	0	(4,664)

Net increase (decrease) in cash and cash equivalents	24,065	(6)	854	24,913
Cash and cash equivalents, beginning of year	33,220	69	123	33,412
Cash and cash equivalents, end of year	$57,285	$63	$977	$58,325

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

31.	SUBSIDIARY GUARANTOR FINANCIAL INFORMATION – 7.875% SENIOR SECURED NOTES

On October 1, 2010, the Company closed on an offering of $200 million senior secured 7.875% notes due 2017.  The Company’s 7.875% senior secured notes are guaranteed by the following subsidiaries of the Company:  Titan Tire Corporation, Titan Wheel Corporation of Illinois, Titan Tire Corporation of Freeport, and Titan Tire Corporation of Bryan.  The note guarantees are full and unconditional, joint and several obligations of the guarantors.  The following condensed consolidating financial statements are presented using the equity method of accounting.  Certain sales & marketing expenses recorded by non-guarantor subsidiaries have not been allocated to the guarantor subsidiaries.

	Consolidating Condensed Statements of Operations
(Amounts in thousands)
	Year Ended December 31, 2009
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$0	$713,487	$14,112	$0	$727,599
Cost of sales	(6)	650,820	20,820	0	671,634
Gross profit (loss)	6	62,667	(6,708)	0	55,965
Selling, general and administrative expenses	16,549	9,719	20,466	0	46,734
Research and development expenses	67	8,616	167	0	8,850
Royalty expense	0	7,573	0	0	7,573
Noncash goodwill impairment charge	0	0	11,702	0	11,702
Income (loss) from operations	(16,610)	36,759	(39,043)	0	(18,894)
Interest expense	(16,246)	0	0	0	(16,246)
Gain on note repurchase	1,398	0	0	0	1,398
Other income	1,452	125	163	0	1,740
Income (loss) before income taxes	(30,006)	36,884	(38,880)	0	(32,002)
Income tax provision (benefit)	(6,897)	8,479	(8,939)	0	(7,357)
Equity in earnings of subsidiaries	(1,536)	(635)	4,233	(2,062)	0
Net income (loss)	$(24,645)	$27,770	$(25,708)	$(2,062)	$(24,645)

	Consolidating Condensed Statements of Operations

	Year Ended December 31, 2008
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$0	$1,013,881	$22,819	$0	$1,036,700
Cost of sales	(922)	873,439	24,469	0	896,986
Gross profit (loss)	922	140,442	(1,650)	0	139,714
Selling, general and administrative expenses	20,332	10,543	22,786	0	53,661
Research and development expenses	17	3,472	1	0	3,490
Royalty expense	0	9,242	0	0	9,242
Income (loss) from operations	(19,427)	117,185	(24,437)	0	73,321
Interest expense	(15,122)	0	0	0	(15,122)
Noncash Titan Europe Plc charge	(37,698)	0	0	0	(37,698)
Other income (expense)	832	(267)	1,944	0	2,509
Income (loss) before income taxes	(71,415)	116,918	(22,493)	0	23,010
Income tax provision (benefit)	(30,024)	49,152	(9,455)	0	9,673
Equity in earnings of subsidiaries	54,728	(1,062)	32,200	(85,866)	0
Net income	$13,337	$66,704	$19,162	$(85,866)	$13,337

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Consolidating Condensed Statements of Operations
(Amounts in thousands)
	Year Ended December 31, 2007
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$0	$817,999	$19,022	$0	$837,021
Cost of sales	1,905	728,446	22,539	0	752,890
Gross profit (loss)	(1,905)	89,553	(3,517)	0	84,131
Selling, general and administrative expenses	19,555	10,459	21,435	0	51,449
Research and development	17	1,676	(4)	0	1,689
Royalty expense	0	6,155	0	0	6,155
Income (loss) from operations	(21,477)	71,263	(24,948)	0	24,838
Interest expense	(18,707)	0	(3)	0	(18,710)
Intercompany interest income (expense)	11,472	(10,636)	(836)	0	0
Noncash convertible debt conversion charge	(13,376)	0	0	0	(13,376)
Other income (expense)	1,925	(518)	1,957	0	3,364
Income (loss) before income taxes	(40,163)	60,109	(23,830)	0	(3,884)
Income tax provision (benefit)	(10,423)	22,842	(9,056)	0	3,363
Equity in earnings of subsidiaries	22,493	(1,766)	10,514	(31,241)	0
Net income (loss)	$(7,247)	$35,501	$(4,260)	$(31,241)	$(7,247)

	Consolidating Condensed Balance Sheets
(Amounts in thousands)
	December 31, 2009
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$229,004	$8	$170	$0	$229,182
Accounts receivable	(201)	65,533	2,181	0	67,513
Inventories	0	92,116	18,020	0	110,136
Prepaid and other current assets	19,857	17,881	647	0	38,385
Total current assets	248,660	175,538	21,018	0	445,216
Property, plant and equipment, net	7,602	222,184	24,675	0	254,461
Investment in subsidiaries	10,748	9,057	10	(19,815)	0
Other assets	23,870	760	12,156	0	36,786
Total assets	$290,880	$407,539	$57,859	$(19,815)	$736,463

Liabilities and Stockholders’ Equity
Accounts payable	$1,086	$22,248	$912	$0	$24,246
Other current liabilities	8,288	35,817	1,721	0	45,826
Total current liabilities	9,374	58,065	2,633	0	70,072
Long-term debt	366,300	0	0	0	366,300
Other long-term liabilities	5,574	26,475	6,089	0	38,138
Intercompany accounts	(352,321)	128,302	224,019	0	0
Stockholders’ equity	261,953	194,697	(174,882)	(19,815)	261,953
Total liabilities and stockholders’ equity	$290,880	$407,539	$57,859	$(19,815)	$736,463

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Consolidating Condensed Balance Sheets
(Amounts in thousands)
	December 31, 2008
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$59,011	$58	$2,589	$0	$61,658
Accounts receivable	(127)	122,439	4,219	0	126,531
Inventories	0	131,705	15,601	0	147,306
Prepaid and other current assets	17,117	15,849	738	0	33,704
Total current assets	76,001	270,051	23,147	0	369,199
Property, plant and equipment, net	6,160	213,498	28,784	0	248,442
Investment in subsidiaries	31,474	9,057	10	(40,541)	0
Other assets	15,842	1,767	19,532	0	37,141
Total assets	$129,477	$494,373	$71,473	$(40,541)	$654,782

Liabilities and Stockholders’ Equity
Short-term debt	$25,000	$0	$0	$0	$25,000
Accounts payable	3,106	60,837	1,604	0	65,547
Other current liabilities	10,548	32,403	3,137	0	46,088
Total current liabilities	38,654	93,240	4,741	0	136,635
Long-term debt	200,000	0	0	0	200,000
Other long-term liabilities	3,943	28,057	6,959	0	38,959
Intercompany accounts	(392,308)	180,631	211,677	0	0
Stockholders’ equity	279,188	192,445	(151,904)	(40,541)	279,188
Total liabilities and stockholders’ equity	$129,477	$494,373	$71,473	$(40,541)	$654,782

	Consolidating Condensed Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31, 2009
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by (used for) operating activities	$36,592	$35,986	$(265)	$72,313

Cash flows from investing activities:
Capital expenditures	(2,704)	(36,061)	(772)	(39,537)
Acquisition of shares of Titan Europe Plc	0	0	(2,399)	(2,399)
Other, net	0	25	1,017	1,042
Net cash used for investing activities	(2,704)	(36,036)	(2,154)	(40,894)

Cash flows from financing activities:
Proceeds from borrowings	172,500	0	0	172,500
Repurchase of senior notes	(4,726)	0	0	(4,726)
Payment on debt	(25,000)	0	0	(25,000)
Proceeds from exercise of stock options	1,142	0	0	1,142
Payment of financing fees	(7,107)	0	0	(7,107)
Other, net	(704)	0	0	(704)
Net cash provided by financing activities	136,105	0	0	136,105

Net increase (decrease) in cash and cash equivalents	169,993	(50)	(2,419)	167,524
Cash and cash equivalents, beginning of period	59,011	58	2,589	61,658
Cash and cash equivalents, end of period	$229,004	$8	$170	$229,182

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Consolidating Condensed Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31, 2008
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by (used for) operating activities	$(25,759)	$73,451	$3,478	$51,170

Cash flows from investing activities:
Capital expenditures	(4,534)	(73,461)	(1,958)	(79,953)
Other, net	7	6	91	104
Net cash used for investing activities	(4,527)	(73,455)	(1,867)	(79,849)

Cash flows from financing activities:
Proceeds on revolving credit facility	25,000	0	0	25,000
Proceeds from exercise of stock options	3,536	0	0	3,536
Excess tax benefit from stock options exercised	4,131	0	0	4,131
Other, net	(655)	0	0	(655)
Net cash provided by financing activities	32,012	0	0	32,012

Net increase (decrease) in cash and cash equivalents	1,726	(4)	1,611	3,333
Cash and cash equivalents, beginning of year	57,285	62	978	58,325
Cash and cash equivalents, end of year	$59,011	$58	$2,589	$61,658

	Consolidating Condensed Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31, 2007
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by operating activities	$38,364	$35,332	$2,297	$75,993

Cash flows from investing activities:
Capital expenditures	(1,402)	(35,512)	(1,134)	(38,048)
Acquisition off-the-road (OTR) assets	(8,900)	0	0	(8,900)
Other, net	3	176	353	532
Net cash used for investing activities	(10,299)	(35,336)	(781)	(46,416)

Cash flows from financing activities:
Payment of debt	(9,500)	0	(664)	(10,164)
Proceeds from exercise of stock options	6,631	0	0	6,631
Other, net	(1,131)	0	0	(1,131)
Net cash used for financing activities	(4,000)	0	(664)	(4,664)

Net increase (decrease) in cash and cash equivalents	24,065	(4)	852	24,913
Cash and cash equivalents, beginning of year	33,220	66	126	33,412
Cash and cash equivalents, end of year	$57,285	$62	$978	$58,325